Exhibit 10.2

Restricted Stock Unit Award Agreement
Under the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan

    Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of Restricted Stock Units (the “RSUs”). Each RSU represents an unfunded, unsecured promise of the Company to deliver to the Participant one Share, subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of RSU Award attached hereto as Exhibit A (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Award of RSUs:

Name/Participant:	<name>
Type of Grant:	Restricted Stock Unit
Date of Grant:	<date>
Total Shares Granted:	<shares>

The Participant, by accepting this award online on www.netbenefits.com, acknowledges and agrees that the RSUs are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of RSU Award attached hereto as Exhibit A, and the Plan.

Exhibit A

Terms and Conditions of RSU Award

1.Condition to the Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the RSUs, unless and until the Participant has fully executed this Agreement by accepting the Award online as described above. Notwithstanding the foregoing, if the Participant does not otherwise reject this Award in a writing to the Compensation department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Participant shall be deemed to have accepted the Award, and the terms and conditions hereof, as of the Date of Grant.

2.Vesting. Subject in each case to the Participant’s Continuous Service on each applicable vesting date, the RSUs awarded under this Agreement shall vest in accordance with the schedule set forth below unless, prior to any vesting date set forth, the applicable RSUs are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan:

Award Vesting Date	Award Vesting Percentage
12-Month Anniversary of Date of Grant	50%
18-Month Anniversary of Date of Grant	25%
24-Month Anniversary of Date of Grant	25%

Prior to actual settlement of any RSU that has vested, the RSU will represent an unfunded, unsecured obligation of the Company in accordance with Section 17.13 of the Plan.

3.Termination of Continuous Service. Except to the extent provided otherwise in this Agreement or unless the Committee determines otherwise:

(a)If the Participant’s Continuous Service voluntarily terminates or terminates for Cause (as defined in Section 4 hereof) then all RSUs underlying the Award that are not vested on the date of such termination shall be automatically and immediately forfeited for no consideration. If the Participant's Continuous Service terminates involuntarily without Cause, the next tranche of RSUs underlying the Award that are scheduled to vest, will become immediately vested upon such termination and any remaining RSUs underlying the Award that are unvested on the date of such termination will be automatically and immediately forfeited for no consideration.

(b)If the Participant’s Continuous Service terminates due to death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination.

(c)If the Participant retires (i) on or after age sixty (60) with five (5) years of service with the Company or an Affiliate or (ii) on or after age fifty-five (55) with ten (10) years of service with the Company or an Affiliate ("Retirement") prior to the vesting or forfeiture of the RSUs pursuant to Section 2 hereof, then the number of RSUs that vest shall be determined as of the date of the Participant's Retirement on a pro rata basis determined based on the number of full months of employment completed from the Date of Grant to the date of the Participant's Retirement divided by the number of full months of the original vesting period.

4.Termination for Cause.

(a)If the Participant’s Continuous Service is terminated by the Company for Cause (as defined below), then all unvested RSUs shall be automatically and immediately forfeited for no consideration.

(b)For purposes of this Section 4, “Cause” shall have the same meaning ascribed to such term in any employment agreement or arrangement between the Company (or any Affiliate) and the Participant. If no such agreement or arrangement applies to the Participant or if any such agreement or arrangement that applies to the Participant does not define Cause, then “Cause” shall mean:

(i)    failure of the Participant to perform the duties required of the Participant pursuant to his or her employment agreement or otherwise applicable to the Participant in connection with his or her employment in a manner satisfactory to the Company, in its sole discretion; provided, however, for purposes of this subparagraph (i), Cause will not exist unless the Company first gives the Participant written notice (“Notice of Deficiency”). The Notice of Deficiency shall specify the deficiencies in the Participant’s performance of his or her duties. The Participant shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency. In the event the Participant does not cure the deficiencies to the satisfaction of the Company, in its sole discretion, within such thirty (30) day period (or if during such thirty (30) day period the Company determines that the Participant is not making reasonable, good faith efforts to cure the deficiencies to the satisfaction of the Company), then a termination by the Company as a result of such deficiencies will be for Cause;

(ii)    any dishonesty by the Participant in the Participant’s dealings with the Company, the commission of fraud by the Participant, negligence in the performance of the duties of the Participant, insubordination, willful misconduct, or the conviction (or plea of guilty or nolo contendere) of the Participant of, or indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude;

(iii)    any violation of any non-competition, non-solicitation, non-disclosure or confidentiality covenant or similar restriction applicable to the Participant; or

(iv)    any violation of any current or future material published policy of the Company or its Affiliates (material published policies include, but are not limited to, the Company’s discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy and security policy).

5.Change in Control.
(a)If a Change in Control occurs, and the RSUs remain outstanding following such Change in Control or are exchanged or converted into securities or other similar rights of any surviving, acquiring or successor entity in accordance with Section 12.1(ii) of the Plan or otherwise, then the vesting and transfer restrictions and other terms and conditions hereof shall continue to apply to the RSUs or any securities or other similar rights issued to the Participant upon exchange or conversion of the RSUs, as applicable.

(b)If a Change in Control occurs, pursuant to which the RSUs will be cancelled in exchange for cash consideration to Participant in accordance with Section 12.1(i) of the Plan, then:

(i)with respect to a Participant who is an Employee at the level of Vice President or above at the time of such Change in Control, all RSUs that remain unvested and have not been previously forfeited shall be converted upon such Change in Control into an award representing the right to receive such cash consideration, provided, however, that such award will be subject to the vesting and transfer restrictions and other terms and conditions hereof and will be payable to the Participant only to the extent it has vested; and

(ii)with respect to any other Participant, then all RSUs that remain unvested and have not been previously forfeited shall become immediately vested in full effective immediately prior to such Change in Control.

6.RSUs Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber any unvested RSUs or any interest in them, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.

7.Settlement. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than two and a half (2 ½) months following the end of the year in which vesting occurs), effect delivery of Shares to fully settle such vested RSUs to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.

8.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

9.Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan, or future RSUs that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.

10.Data Privacy.

(a)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Personal Data as described in this document by and among, as applicable, the Company and its Affiliates for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(b)    The Participant understands that the Company and its Affiliates may process certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purposes of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon settlement of these Performance Awards. The Participant understands that the Company will retain the Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. Participants may obtain more information about how their Personal Data may be processed in conjunction with Plan participation by contacting the Company’s human resources representative.

11.Government and Other Regulations. The grant of RSUs is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the RSUs or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

12.Miscellaneous Provisions.

(a)No Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an Award, including without limitation any right to vote or to receive or accrue dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or any equivalent thereof, until such Shares are delivered to the Participant or the Beneficiary, and no adjustment or accrual shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

(b)The RSUs are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.

(c)This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(e)The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this grant of RSUs to be executed, as of the Date of Grant.

BLOOMIN’ BRANDS, INC.

By:	ELECTRONIC SIGNATURE
David Deno, Chief Executive Officer
(or Kelly Lefferts, Chief Legal Officer)

SCHEDULE I
AWARD GRANTEES

NAME AND TITLE	AWARD GRANT DATE	AWARD DOLLAR VALUE
Michael Healy, Chief Financial Officer and Executive Vice President, Global Business Development	September 3, 2024	$500,000
Brett Patterson, Executive Vice President, President of Outback Steakhouse	September 3, 2024	$500,000
Kelly Lefferts, Executive Vice President, Chief Legal Officer and Secretary	September 3, 2024	$400,000
Pierre Berenstein, Executive Vice President, Chief Customer Officer	September 3, 2024	$400,000
Lissette Gonzalez, Executive Vice President, Chief Supply Chain and Operations Excellence Officer	September 3, 2024	$300,000
Mark Graff, Executive Vice President, President of Bonefish Grill and Fine Dining	September 3, 2024	$300,000
Suzann Trevisan, Senior Vice President, Chief Human Resources Officer	September 3, 2024	$300,000
Philip Pace, Senior Vice President, Chief Accounting Officer	September 3, 2024	$200,000